Exhibit 99.1

ALAMO ENERGY CORP. EXPANDS ITS US OPERATIONS BY ENTERING INTO A WELL RE-ENTRY PROGRAM LOCATED ON 115 ACRES IN RITCHIE COUNTY, WEST VIRGINIA

LONDON—May 20, 2010-- Alamo Energy Corp. (OTCBB:ALME - News), is pleased to announce that it has entered into a well re-entry program with Allied Energy Inc. on its Valentine #1 re-entry well, Ritchie County, West Virginia.

The Valentine #1 well, which is located on approximately 115 acres was originally drilled to approximately 5000 feet in 1981 and produced from the Devonian Shale. The well did not target shallower zones known to be oil bearing.

The re-entry program plans to complete these shallower zones which are believed to contain approximately 140 ft of oil bearing sands. Based on analogue wells in the area, we believe anticipated cumulative production from the recompleted well may be 20,000 barrels of oil.

Allan Millmaker, Alamo’s Chief Executive Officer said “This is another low-risk project to add to Alamo’s growing portfolio of quality opportunities which we believe will prove up reserves in the area. We look forward to working with Allied Energy who has a proven track record in West Virginia.”

About Alamo Energy Corp.

Headquartered in London, England and with operational offices in Houston, Texas, Alamo Energy Corp. (OTC.BB: ALME) is an independent company focused on the exploration, development and production of onshore oil and gas reserves in the United Kingdom and United States. The company’s UK exploration program is focused on four blocks spread over 400 square kilometers in an onshore oil and gas province in South East England. Alamo’s US operations are focused on the development of key assets in Texas and a 5 well drilling program in Kentucky. For more information visit www.alamoenergycorp.com

Forward-looking Statements:

This press release contains forward-looking statements (as defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended) concerning future events and the Company’s growth and business strategy. Words such as “expects,” “will,” “intends,” “plans,” “believes,” “anticipates,” “hopes,” “estimates,” and variations on such words and similar expressions are intended to identify forward-looking statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove to have been correct. These statements involve known and unknown risks and are based upon a number of assumptions and estimates that are inherently subject to significant uncertainties and contingencies, many of which are beyond the control of the Company. Actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, changes in the Company’s business; competitive factors in the market(s) in which the Company operates; risks associated with operations outside the United States; and other factors listed from time to time in the Company’s filings with the Securities and Exchange Commission. The Company expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based